Exhibit 4.1

FIRST AMENDMENT TO

PREFERRED STOCK RIGHTS AGREEMENT

by and between

VERSATA, INC.

and

EQUISERVE TRUST COMPANY N.A.

THIS FIRST AMENDMENT TO THE PREFERRED STOCK RIGHTS AGREEMENT (this “First Amendment”) is made and entered into as of December 7, 2005 by and between Versata, Inc., a Delaware corporation (the “Company”) and EquiServe Trust Company N.A. (the “Rights Agent”).

THE PARTIES ENTER THIS FIRST AMENDMENT on the basis of the following facts, understandings and intentions:

A. The Company and the Rights Agent entered into that certain Preferred Stock Rights Agreement dated as of April 7, 2004 (the “Rights Agreement”) (defined terms used herein but not otherwise defined shall have the meanings assigned to them in the Rights Agreement);

B. The Company intends to enter into an Agreement and Plan of Merger among the Company, Trilogy, Inc. (“Parent”) and V Acquisition, Inc. (“Sub”), a wholly owned subsidiary of Parent, pursuant to which Parent would acquire the Company pursuant to a tender offer and subsequent merger;

C. As a result of the foregoing, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects; and

D. Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended to add the following at the end thereof:

(oo) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of December 7, 2005 between the Company, Parent, and Sub.

(pp) “Parent” shall mean Trilogy, Inc., a Delaware corporation.

(qq) “Sub” shall mean V Acquisition, Inc., a Delaware corporation.

2. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences immediately after the last sentence thereof:

“Notwithstanding the foregoing, none of Parent or Sub, nor any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person solely by reason of the approval, execution or delivery of, the public announcement thereof or consummation of the transactions contemplated under the Merger Agreement.”

3. Amendment to Section 1(k). Section 1(k) of the Rights Agreement is hereby amended by inserting the following sentences immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, the public announcement of, or consummation of the transactions contemplated by the Merger Agreement.”

4. Full Force and Effect. Except as expressly amended and supplemented hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

5. Execution. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile counterparts of the signature pages, and facsimile counterparts shall serve as originals.

6. Certification of Compliance. The undersigned hereby certifies that he is the duly elected and qualified President and Chief Executive Officer of the Company and that this First Amendment to the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

VERSATA, INC. a Delaware corporation

By:	/S/ DAVID CHAMBERLAIN
Name:	David Chamberlain
Title:	President and Chief Executive Officer

EQUISERVE TRUST COMPANY N.A.

By:	/S/ NORRIS L. RICHARDSON III
Name:	Norris L. Richardson III
Title:	Senior Account Manager